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                               HEALTHSOURCE, INC.                    EXHIBIT 11

                       COMPUTATION OF NET INCOME PER SHARE
                                   (UNAUDITED)

                                                     Three Months Ended
                                                        September 30,
                                                   -----------------------
                                                    1996            1995
                                                   -------         -------
                                                       (in thousands
                                                   except per share data)

Net income (loss) ..............................   $(3,399)        $15,023
Preferred dividend .............................         -          (1,563)
                                                   -------         -------
Net income (loss) available
  to common stockholder ........................   $(3,399)        $13,460
                                                   =======         =======
COMPUTATION OF SHARES OUTSTANDING:
---------------------------------
Average weighted common shares
    outstanding ................................    63,984          63,054
Dilutive effect of stock options issued ........         -             694
                                                   -------         -------
Average weighted common shares and share
    equivalents outstanding ....................    63,984          63,748
                                                   =======         =======


NET INCOME PER COMMON SHARE:                       $ (0.05)        $   .21
---------------------------


                                                      Nine Months Ended
                                                         September 30,
                                                   -----------------------
                                                    1996            1995
                                                   -------         -------
                                                       (in thousands
                                                   except per share data)

Net Income .....................................   $18,661         $40,416
Preferred dividend .............................    (1,128)         (2,605)
                                                   -------         -------
Net income available to
 common stockholders ...........................   $17,533         $37,811
                                                   =======         =======

COMPUTATION OF SHARES OUTSTANDING:
----------------------------------
Average weighted common shares
    outstanding ................................    63,702          62,806
Dilutive effect of stock options issued ........     1,382           1,064
                                                   -------         -------
Average weighted common shares and share
    equivalents outstanding ....................    65,084          63,870
                                                   =======         =======

NET INCOME PER COMMON SHARE:                       $  0.27         $  0.59
---------------------------



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